EXHIBIT 5

                                 June 6, 1996




            Deflecta-Shield Corporation
            1800 N. Ninth Street
            Indianola, Iowa  50125

                   Re:     Deflecta-Shield Corporation
                           Registration Statement on Form S-8
                           (the "Registration Statement")

            Gentlemen:

                 We have served as counsel to Deflecta-Shield
            Corporation, a Delaware corporation (the "Company"), in connection with the above-referenced Registration Statement. We have examined the Certificate of Incorporation of the Company, its By-laws, minutes of meetings of stockholders and directors and such other records and documents as we consider necessary for the purpose of rendering this opinion.

                 Based on the foregoing, it is our opinion that the
            250,000 shares covered by the Registration Statement to be awarded or sold by the Company, when issued and delivered by the Company in accordance with the terms of the Deflecta-Shield Stock Program, will be validly issued, fully paid, and non-assessable.

                 We hereby consent to the filing of this opinion as
            an exhibit to the Registration Statement. In giving this consent, we do not agree that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                                     Very truly yours,

                                     /s/ Altheimer & Gray

                                     ALTHEIMER & GRAY